REAL ESTATE PURCHASE CONTRACT OF SALE

TIME IS OF ESSENCE AS TO ALL PROVISIONS OF THIS CONTRACT

THIS CONTRACT OF SALE made and entered into as of the 9th day of December, 2010 by and between Four Rivers Real Estate Company, Inc. formerly The Four Rivers SST Developments, Company, Inc., a Kentucky Corporation by and through its Senior Vice-President, Gary Hudson whose Kentucky address is 1637 Shar –Cal Road, Calvert City, Kentucky 42029 herein referred to as Seller,

and Western Rivers Boat, Mgt, Inc
by Church Strait PO Box 300
Paducah KY 42002 Phone 444-4772

hereinafter referred to as Buyer (whether one or more)

WITNESSETH

THAT the Seller in consideration of the covenants and agreements on the part of the Buyer, hereinafter contained, agrees to sell and convey to the Buyer and the Buyer agrees to purchase and pay for that real property referred to in sale literature as –

Tract 2-3-4-5

as shown in auction brochure literature with the source of title being Deed Book 395, Page 105 as recorded in the Marshall County Clerk's Office, Benton, Kentucky.

TIME IS OF THE ESSENCE AS TO ALL PROVISIONS OF THIS CONTRACT.

It is understood that this contract is drawn for use in all tracts this day sold and may contain reference to a tract or tracts not being conveyed.

The Covenants and agreements are as follows:

1. The purchase price for said real property shall be the sum of
$ 1,500,000.00 One Million Five Hundred Thousand dollars

PAYABLE AS FOLLOWS:

a. The sum of $ $225,000.00 being a portion of the purchase price is payable upon the execution of this contract to Stout, Farmer & King,

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PLLC , Todd Farmer, attorney for Seller and being deposited in his non interest bearing escrow account, the receipt of which by check, subject to collection is hereby acknowledged.

b. If the Buyer should fail to close and consummate the sale as set out herein, this portion of the purchase price held by Stout, Farmer & King, PLLC, Todd Farmer, attorney for Seller in his noninterest bearing escrow account shall be paid to Seller as liquidated damages to the Seller, not withstanding any other rights or causes of action that the Seller may have against the Buyer.

c. The balance of $ 1,275,000.00 , shall be paid in certified funds at the closing of this transaction no later than 30 days from this date at the office of Stout, Farmer & King, PLLC , Paducah, Kentucky and at a time designated by Stout, Farmer & King, PLLC , Todd Farmer, attorney for Seller .

TIME IS OF THE ESSENCE AS TO ALL PROVISIONS OF THIS CONTRACT.

2. All of the 2010 real estate property tax will be paid by Seller. Any prior year's real estate property tax will be paid by Seller. All of the 2011 real estate property tax will be paid by the Buyer.

3. Seller shall convey title to the Buyer by a Warranty deed free and clear of any and all liens, encumbrances and restrictions except the following:

a. The right of way of adjacent public roads and streets, applicable subdivision, building, zoning and water restrictions, if any and no representations are made by Seller or Auctioneer - Real Estate Broker "Agent of Seller" as to same.

b. Any and all utility easements or easements visible or not visible and restrictions of record or any encroachments or boundary overlaps affecting said real estate property.

c. Tract 5 is selling subject to a possible wetlands conservation violation in a small area of the tract. The tract is currently being evaluated by the Department of Environmental Protection. Should the area be deemed to be in violated by the department, Seller shall reimburse Buyer the average sale price per acre on the purchase price, for the area in

violation and Seller shall then retain ownership and liability of the area.

4. Buyer is acknowledging that they are being advised to have a legal title examination. Should the Buyer desire to have a legal title examination, it shall be at Buyers option and expense to do so.

5. In the event that there should be any matter or matters in the title to this real property that are not in conformity with this contract then the Buyer shall notify the Seller in writing at least ten (10) days prior to the date of closing of any matter or matters which are not in conformity with this contract and which cause the title to be of less than marketable quality. If no such notification is given, the title will be deemed to be acceptable to Buyer. If there is reason for notice of matters of non conformity then upon receipt of any such notice, the Seller shall have thirty (30) days therefrom, at Seller's election, to: (1) remove such defects, or (2) void the contract. The Seller may at Seller's election, extend the time of closing sixty (60) additional days, if such time is necessary for Seller to transfer title. Should Seller elect to void this contract due to not being able to give marketable title to the real property, then Buyer shall be refunded the full earnest money deposit, and Seller shall have no further obligation to the Buyer. Seller shall not reimburse Buyer any expense incurred.

6. Title to the real property herein is being transferred using the legal descriptions prepared from physical surveys. The Seller and Auctioneer - Real Estate Broker "Agent of the Seller", do not warranty the quantity of land sold and the quantity shown is for the identification of the tract only. The real property is being conveyed by tract and not by acre, area, distance or footage. If the Buyer wishes or is required to have the real property resurveyed it will be Buyers expense to do so. The outcome of any new survey will not affect the purchase price in any way. The real property sold by this contract is only the real property that the Seller owns from boundary to boundary, wherever it may be, with the legal description being derived from the survey. If the Buyer wishes a new description for any reason whatsoever, including marketability, it shall be at the Buyers

expense to provide the new description at a reasonable time prior to closing. The acreages on plats and sale literature are shown only for identification. No one is authorized to represent to a Buyer or prospective Buyer certain acreage. Should the Buyer desire to have the real property resurveyed and if there are more or less area/acres than set out in previous survey, deeds or advertisements, that shall be no grounds for any adjustment in or modification of the consideration, or breach of this contract.

7. No non real estate or personal property items are being conveyed with the real property set out herein. Buyer acknowledges that there may be dump sites, trash, and debris on the real property. Any such debris and trash left on the real property shall be the responsibility and expense of the Buyer to remove.

a. No portion of the crop or income from the presently growing wheat crop shall go to the Buyer. No portion of the presently growing crop is being conveyed with this transaction.

8. The real estate shall be conveyed subject to any easement that may exist below the high water line, and subject also to the right of any governmental authority, or any statute, law or regulation, relating to navigation, riparian rights, or any other right arising out of the subject real estate lying under, or adjoining a stream, river or watercourse, or the right of any person or the public to any right of navigation, or riparian right.

9. The real property is sold AS IS with no improvements to be made or cleaning to be done. The Seller or Auctioneer - Real Estate Broker "Agent of the Seller", do not expressly or implicitly, warrant or guarantee, or make any representations as to the condition of the real property. No representation is being made as to any future use or suitability of the real property.

10. Buyer acknowledges and accepts that no percolation test have been performed on the property. Buyer acknowledges and accepts the Seller and Auctioneer and Real Estate Broker "Agent of Seller" do not warrant the outcome of any percolation test that may be performed now or any time in the future.

11. The Buyer agrees to hold Seller and Auctioneer - Real Estate Broker "Agent of the Seller", harmless and to indemnify them from any loss, cost or damages of any type whatsoever arising out of the condition of the real property which might violate any law, ordinance or governmental regulation relating to environmental protection.

12. As part of the purchase consideration of this contract Buyer waives all rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and accepts and assumes all responsibility and liability of any condition of the real property which may now or any time later be in violation of or considered contaminated by environmental protections.

13. The real property is selling subject to any governmental law, statue or regulation relating to wetlands, if any there be. The real property lies in a flood zone area and is subject to flooding.

14. Seller is conveying any and all mineral rights that they may have to the Buyer. If the real property set out above is subject to an oil or gas lease, Seller will assign to Buyer any benefits due to Seller.

15. Possession and right of entry to the real property shall be given at closing, subject to the agriculture tenant rights to harvest the presently growing wheat crop.
The agriculture tenant has the right of quiet enjoyment to enter the property to maintain and harvest the presently growing wheat crop.

16. Buyer is aware they should acquire insurance coverage to protect their interest in the real property herein.

17. Buyer acknowledges that he is not relying on advertising materials or verbal statements not contained herein. Buyer certifies he has examined the real property and is thoroughly acquainted with its condition and accepts it as such. This contract constitutes the entire and final agreement between Seller and Auctioneer- Real Estate Broker "Agent of the Seller", and no oral, verbal or implied agreement or understanding, promise, representation or warranty shall cancel or vary the terms of this contract.

Upon signing this document, all of the terms, conditions and covenants of this agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, executors, administrators and assigns. The terms, conditions and covenants of this document shall not be merged into any subsequent deed and shall survive and continue in full force after the execution of the deed contemplated by this contract. The Buyer and Seller shall indemnify and hold harmless Auctioneer - Real Estate Broker "Agent of the Seller", from any claims or actions that may arise as a result of this transaction. The Buyer and Seller do hereby agree to hold the Auctioneer - Real Estate Broker "Agent of the Seller", harmless and indemnify him from any loss or cost arising out of the sale of the real property, and relating to any law, ordinance or governmental regulation relating to environmental protection.

IN TESTIMONY WHEREOF, the parties have hereunto set their hands as of the day and date first above written.

BUYER:

_______________________ 11-5-10 7:21
Date Time

_______________________ _______________________
Date Time

Seller has until Monday, December 13, 2010 at 5:00 P.M., Central Standard Time, to accept or reject this offer. Should Seller reject this offer the earnest money held by Stout, Farmer & King, PLLC, Todd Farmer, attorney for the Seller shall be returned by mail to the Buyer and this agreement is null and void.

SELLER:

The Four Rivers BioEnergy Company, Inc

_______________________ 11 DEC 2010 08:30
By: Gary Hudson Title: Sr. Vice-President Date Time
@ AMERSHAM UNITED KINGDOM

ACKNOWLEDGEMENT OF AGENT

The undersigned, Stout, Farmer & King, PLLC, Todd Farmer, attorney for Seller hereby acknowledges receipt of the deposit of

$ 225000, referred to above in the form of______________.

____
By: Todd Farmer, Attorney for Seller